COMPANY CONTACT:	Investor Relations Contact:
Tony M. Shelby, Chief Financial Officer	Linda Latman (212) 836-9609
(405) 235-4546	Lena Cati (212) 836-9611
The Equity Group Inc.

 FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. REPORTS RESULTS FOR THE 2009 THIRD QUARTER

OKLAHOMA CITY, Oklahoma…November 5, 2009… LSB Industries, Inc. (NYSE: LXU) announced today results for the third quarter ended September 30, 2009.  These results include $7.1 million of expenses related to the start-up of the nitrogen chemical plant in Pryor, Oklahoma (“Pryor Facility”).

Third Quarter 2009 Financial Highlights Compared to Third Quarter 2008:

•	Net sales were $127.8 million, a 39.4% decline from $210.9 million;
•	Operating income was $4.3 million compared to $8.7 million;
•	Net income was $1.1 million compared to $4.2 million;
•	Net income applicable to common shareholders was $1.1 million compared to $4.2 million;
•	Diluted earnings per common share were $0.05 compared $0.18.

First Nine Months 2009 Financial Highlights Compared to First Nine Months 2008:

•	Net sales were $416.5 million, a 26.8% decline from $569.4 million;
•	Operating income was $38.2 million compared to $57.3 million;
•	Net income was $21.5 million compared to $33.0 million;
•	Net income applicable to common shareholders decreased to $21.2 million from $32.7 million;
•	Diluted earnings per common share were $0.95 compared to $1.40.

Discussion of Third Quarter of 2009:

The $83.1 million decline in third quarter net sales includes a decrease of $15.9 million in our Climate Control Business and a decrease of approximately $64.8 million in our Chemical Business.

The $4.4 million decrease in operating income was primarily due to a $5.2 million decrease in the Chemical Business’ operating results including the following variances from 2008:

Increase (Decrease) (in millions)

Expenses – Pryor Facility ($7.1 million in 2009 vs. $.5 million in 2008)	$(6.6)
Gross profit margins – Agricultural products	(6.5)
Timing of planned major maintenance	(1.2)
Reduced losses – Natural gas contracts	6.5
Improvement in production efficiencies	2.7
Other	(0.1)
Effect of variances on Chemical Business’ operating results	$(5.2)

Net income was $1.1 million for the third quarter of 2009 compared to $4.2 million for the same period of 2008.  The net decrease of $3.1 million includes, among other items, the $5.2 million of variances relating to the Chemical Business summarized above partially offset by an increase in Climate Control’s operating income and an adjustment to our provision for income taxes.  Our effective income tax rate for the third quarter of 2009 was approximately 55%, which includes an additional provision relating to the adjustments reconciling the completed 2008 federal income tax return to the 2008 estimated tax provision and the impact of a limitation on the domestic manufacturer’s deduction.

Discussion of the First Nine Months 2009:

Operating income for 2009 included start-up expenses associated with the Pryor Facility of $12.3 million including an embedded loss on firm sales commitments of $1.0 million.  Expenses associated with maintaining the Pryor Facility were $1.3 million in the same period last year.

Also included in the 2009 pre-tax income is a gain of $1.8 million from the extinguishment of debt as a result of acquiring $10.1 million of our 2007 Debentures, at a discount to face value.

Climate Control Business:

Net sales for the Climate Control Business totaled $67.4 million, a 19.1% decrease from the third quarter of 2008 principally of our heat pump and fan coil products, due primarily to reduced construction activity.

Despite a 19.1% decrease in sales, Climate Control’s gross profit was down only $.1 million as a result of improved gross profit as a percentage of net sales from 29.9% in the third quarter of 2008 to 36.7% for third quarter of 2009.  The increase in gross profit as a percentage of net sales was primarily in our heat pump products, caused by higher selling prices and lower material costs, partially offset by lower factory overhead absorption, as a result of lower unit sales volumes.  In addition, we had efficiency improvements in our coil manufacturing operation, and our engineering and construction services business recognized improvements in gross profit of $1.1 million related to customer change orders and project performance improvements.

Segment operating income increased 11.3% from the same period in 2008 due primarily to the improvement in gross margin as a percentage of sales and lower operating expenses.

Bookings of new product orders during the third quarter were $49.1 million compared to $101.0 million in the third quarter of 2008 and compared to $54.7 million for the second quarter of 2009.  Lower bookings were generally a result of the lower level of commercial construction activity caused by the recession.  At September 30, 2009, the backlog of product orders was $39.4 million compared to $49.5 million at June 30, 2009 and $68.5 million at December 31, 2008.

Chemical Business:

Net sales for the Chemical Business were $59.7 million, or 52.0% below 2008.  The decrease is primarily attributable to steep declines in commodity prices including the selling prices for our products accompanied by steep declines in our raw material feedstock costs and lower tons sold in our mining markets.

As noted above, the start-up delays at the Pryor Facility resulted in higher than expected third quarter start-up expenses.  We previously indicated that the Pryor Facility would probably be producing UAN in September and that the remaining start-up costs would approximate $4.0 million. Due to the delays, the start-up costs expensed in the third quarter increased to $7.1 million, including an unrealized embedded loss of $1.0 million on firm sales commitments at September 30, 2009.  The embedded loss includes the effect of higher natural gas costs and the cost in excess of committed selling prices for those tons that we expect to acquire on the open market to make up for the shortfall in Pryor Facility production.  We currently expect to be in production in December 2009 barring further delays.

CEO’s Remarks:

Jack Golsen, LSB’s Board Chairman and CEO stated: “Excluding the start-up costs of the Pryor Facility incurred during the third quarter, both our Chemical and Climate Control Businesses reported third quarter 2009 over third quarter 2008 improvement in a very challenging economy.

“Due to current economic conditions, especially in the commercial construction sector, product orders and backlog in our Climate Control Business have declined.  Over time, we believe that the recently enacted federal tax credits for geothermal heat pumps will have a positive impact on sales of those highly energy efficient and green products and in the growth potential of our Climate Control Business.

“With respect to our Chemical Business, signs point to an improvement in sales and margins in all three of its primary markets in 2010.  Nitrogen fertilizer product demand has been affected by a late grain harvest and a reluctance of distributors to place orders to restock inventory.  We feel strongly that the Pryor Facility will be a valuable asset for LSB once it is operational.  We estimate that our all-in costs to refurbish the Pryor Facility are a fraction of the cost to construct a plant with comparable capacities.  The long-term outlook for grain and crop production and fertilizer required to support them, including UAN, is good.  UAN pricing is firming following a period of low prices.

“During the third quarter, we continued to strengthen our balance sheet, by reducing long-term debt, and increasing cash and stockholders’ equity.  We purchased $0.9 million face value of our Debentures that are due in 2012 in a negotiated transaction at various discounts from face value bringing our total purchases of our Debentures during 2009 to $10.1 million.  As a result of these and prior acquisitions of these Debentures, only $30.4 million remains outstanding at September 30, 2009.

“While we look forward to an economic recovery, we continue to invest in the areas that we believe have long-term strategic growth potential for LSB.”

Conference Call

LSB’s management will host a conference call covering the third quarter results on Thursday, November 5, 2009 at 5:15 pm ET/4:15 pm CT to discuss these results and recent corporate developments.  Participating in the call will be CEO, Jack E. Golsen; President and COO, Barry H. Golsen; and Executive Vice President and CFO, Tony M. Shelby. Interested parties may participate in the call by dialing 706-679-3079.  Please call in ten minutes before the conference is scheduled to begin and ask for the LSB conference call.

To listen to a webcast of the call, please go to the Company’s website at www.lsb-okc.com at least 15 minutes before the conference call to download and install any necessary audio software.  If you are unable to listen live, the conference call webcast will be archived on the Company’s website.  We suggest listeners use Microsoft Explorer as their web browser.

LSB Industries, Inc.

LSB is a manufacturing, marketing and engineering company.  LSB’s principal business activities consist of the manufacture and sale of commercial and residential climate control products, such as geothermal and water source heat pumps, hydronic fan coils, large custom air handlers; the manufacture and sale of chemical products for the mining, agricultural and industrial markets; and the provision of specialized engineering services and other activities.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Act of 1995.  These forward-looking statements generally are identifiable by use of the words “believe,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects” or similar expressions, and such forward-looking statements include, but are not limited to, production at the Pryor Facility is expected to start in December 2009 ; we believe that the recently enacted federal tax credits for geothermal heat pumps will have a positive impact on sales of those highly energy efficient and green products and in the growth potential of our Climate Control Business; with respect to our Chemical Business, signs point to an improvement in sales and margins in all three of its primary markets in 2010; that the Pryor Facility will be a valuable asset for LSB; cost to refurbish the Pryor Facility; the long-term outlook for grain and crop production and fertilizer required to support them, including UAN, is good;  and investments in areas that we believe have long-term strategic growth potential.  Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties, and that actual results may differ materially from the forward-looking statements as a result of various factors, including, but not limited to, general economic conditions, effect of the recession on the commercial and residential construction industry, acceptance by the market of our geothermal heat pump products, acceptance of our technology, changes to federal legislation or adverse regulations, available working capital, ability to install necessary equipment and renovations at the Pryor facility in a timely manner, ability to finance our investments, and other factors set forth under “A Special Note Regarding Forward-Looking Statements” contained in the Form 10-K for year ended December 31, 2008 and Form 10-Q’s and/or 10-Q/A’s for quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, for a discussion of a variety of factors which could cause the future outcome to differ materially from the forward-looking statements contained in this letter.
# # #

See Accompanying Tables

LSB Industries, Inc.
Unaudited Financial Highlights
Nine Months and Three Months Ended September 30, 2009 and 2008

Nine Months	Three Months
2009	2008	2009	2008
(In Thousands, Except Per Share Amounts)
Net sales	$416,538	$569,427	$127,778	$210,920
Cost of sales	307,330	456,760	97,125	179,751
Gross profit	109,208	112,667	30,653	31,169

Selling, general and administrative expense	70,548	62,633	26,127	22,411
Provisions for (recovery of) losses on accounts receivable	189	159	161	(133)
Other expense	461	946	127	289
Other income	(222)	(8,417)	(32)	(88)
Operating income	38,232	57,346	4,270	8,690
Interest expense	5,139	6,363	2,200	2,643
Gains on extinguishment of debt	(1,796)	-	(53)	-
Non-operating other income, net	(72)	(1,125)	(38)	(263)
Income from continuing operations before provisions for income taxes and equity in earnings of affiliate	34,961	52,108	2,161	6,310
Provisions for income taxes	14,110	19,817	1,310	2,388
Equity in earnings of affiliate	(740)	(697)	(252)	(235)
Income from continuing operations	21,591	32,988	1,103	4,157

Net loss (income) from discontinued operations	45	13	30	(4)
Net income	21,546	32,975	1,073	4,161

Dividends and dividend requirements on preferred stock	306	306	-	-
Net income applicable to common stock	$21,240	$32,669	$1,073	$4,161

Weighted average common shares:
Basic	21,279	21,156	21,487	21,237

Diluted	23,623	24,884	22,633	22,654

Income per common share:
Basic	$1.00	$1.54	$.05	$.20

Diluted	$.95	$1.40	$.05	$.18

(See accompanying notes)

LSB Industries, Inc.
Notes to Unaudited Financial Highlights
 Nine and Three Months Ended September 30, 2009 and 2008

Note 1:
Net income applicable to common stock is computed by adjusting net income by the amount of preferred stock dividends and dividend requirements.  Basic income per common share is based upon net income applicable to common stock and the weighted average number of common shares outstanding during each period.

Diluted income per share is based on net income applicable to common stock plus preferred stock dividends and dividend requirements on preferred stock assumed to be converted, if dilutive, and interest expense including amortization of debt issuance costs, net of income taxes, on convertible debt assumed to be converted, if dilutive, and the weighted average number of common shares and dilutive common equivalent shares outstanding and the assumed conversion of dilutive convertible securities outstanding.

Note 2:	Realized and unrealized gains (losses) related to derivatives and financial instruments included in earnings and the income statement classifications are as follows:

Nine Months Ended September 30,	Three Months Ended September 30,
2009	2008	2009	2008
(In Thousands)
Total gains (losses) included in earnings:
Cost of sales – Commodities contracts	$(1,598)	$(3,766)	$(450)	$(8,254)
Cost of sales – Foreign exchange contracts	(31)	(172)	-	(137)
Interest expense – Interest rate contracts	(530)	209	(688)	(499)
	$(2,159)	$(3,729)	$(1,138)	$(8,890)

Change in unrealized gains and losses relating to contracts still held at period end:
Cost of sales – Commodities contracts	$236	$(4,931)	$385	$(5,391)
Cost of sales – Foreign exchange contracts	-	(129)	-	(123)
Interest expense – Interest rate contracts	314	275	(335)	(361)
	$550	$(4,785)	$50	$(5,875)

Note 3:	For the nine and six month periods ended September 30, 2008, we recognized other income of $7.6 million, net of attorneys’ fees, relating to a litigation judgment.

Note 4:
During the nine and three months ended September 30, 2009, we acquired $10.1 million and $0.9 million, respectively, aggregate principal amount of the 2007 Debentures for approximately $8.0 million and $.8 million, respectively, with each purchase being negotiated. As a result, we recognized a gain on extinguishment of debt of $1.8 million and $0.1 million, respectively, after writing off the unamortized debt issuance costs associated with the 2007 Debentures acquired.

Note 5:	Information about the Company’s operations in different industry segments for the nine and three months ended September 30, 2009 and 2008 is detailed on the following page.

LSB INDUSTRIES, INC.
Notes to Unaudited Financial Highlights (Continued)
Nine and Three Months Ended September 30, 2009 and 2008

Nine Months Ended September 30,	Three Months Ended September 30,
2009	2008	2009	2008
(In Thousands)
Net sales:
Climate Control	$206,443	$230,303	$67,413	$83,354
Chemical	204,089	329,271	59,718	124,483
Other	6,006	9,853	647	3,083
	$416,538	$569,427	$127,778	$210,920

Gross profit: (1)
Climate Control (2)	$72,172	$72,346	$24,746	$24,892
Chemical (3) (4)	35,091	37,181	5,662	5,329
Other	1,945	3,140	245	948
	$109,208	$112,667	$30,653	$31,169

Operating income (loss): (5)
Climate Control (2)	$32,146	$31,017	$10,942	$9,835
Chemical (3) (4) (6) (7)	15,491	34,487	(3,344)	1,860
General corporate expenses and other business operations, net (8)	(9,405)	(8,158)	(3,328)	(3,005)
	38,232	57,346	4,270	8,690

Interest expense	(5,139)	(6,363)	(2,200)	(2,643)
Gains on extinguishment of debt	1,796	-	53	-
Non-operating other income (expense), net:
Climate Control		1	-	-
Chemical	26	64	20	-
Corporate and other business operations	46	1,060	18	263
Provisions for income taxes	(14,110)	(19,817)	(1,310)	(2,388)
Equity in earnings of affiliate-Climate Control	740	697	252	235
Income from continuing operations	$21,591	$32,988	$1,103	$4,157

(1)	Gross profit by industry segment represents net sales less cost of sales. Gross profit classified as “Other” relates to the sales of industrial machinery and related components.

(2)
During the nine and three months ended September 30, 2009, we recognized gains totaling $1,193,000 and $404,000, respectively, on our futures contracts for copper. During the nine and three months ended September 30, 2008, we recognized gains (losses) on our copper futures contracts totaling $2,202,000 and $(483,000), respectively. During the three months ended September 30, 2009, our engineering and construction business recognized additional gross profit of $552,000 relating to customer change orders. The impact of these transactions is included in gross profit and operating income.

(3)
During the nine and three months ended September 30, 2009, we recognized losses totaling $2,791,000 and $854,000, respectively, on our futures/forward contracts for natural gas and ammonia compared to $5,968,000 and $7,771,000 for each of the same periods in 2008, respectively. In addition, during the three months ended September 30, 2008, our Chemical Business recognized unrealized gains of $447,000 associated with natural gas forward contracts, which were deferred at June 30, 2008 due to uncertainties involving a sales contract with a customer. During the nine and three months ended September 30, 2009, we recognized losses on outstanding firm sales commitments of $1,310,000 and $1,229,000, respectively, which amounts include $992,000 relating to the Pryor Facility discussed below in footnote 7. The impact of these transactions is included in gross profit and operating income (loss) for each respective period.

(4)
As the result of entering into sales commitments with higher firm sales prices during 2008, we recognized sales with a gross profit of $5,143,000 and $1,585,000 higher than our comparable product sales made at lower market prices available during the nine and three months ended September 30, 2009, respectively. In addition, during the nine months ended September 30, 2009, we recognized recoveries of precious metals totaling $2,456,000 compared to $1,343,000 for the same period in 2008. During the nine and three months ended September 30, 2009, we incurred expenses of $2,682,000 and $2,079,000, respectively, relating to planned major maintenance activities compared to $1,494,000 and $881,000 for each of the same periods in 2008, respectively. Also during the nine and three months ended September 30, 2008, the Cherokee Facility incurred costs of approximately $5,100,000 as the result of unplanned downtime during the third quarter of 2008. These costs include estimates of lost fixed overhead absorption, repair cost, and losses incurred to purchase anhydrous ammonia to replace lost production in order to meet firm sales commitments. The impact of these transactions is included in gross profit and operating income (loss) for each respective period.

(5)
Our chief operating decision makers use operating income by industry segment for purposes of making decisions which include resource allocations and performance evaluations. Operating income by industry segment represents gross profit by industry segment less selling, general and administration expense (“SG&A”) incurred by each industry segment plus other income and other expense earned/incurred by each industry segment before general corporate expenses and other business operations, net. General corporate expenses and other business operations, net, consist of unallocated portions of gross profit, SG&A, other income and other expense.

(6)	For the nine month period ended September 30, 2008, we recognized other income of $7,560,000, net of attorneys’ fees, relating to a litigation judgment.

(7)
During the nine and three months ended September 30, 2009, we incurred expenses of $12,271,000 and $7,058,000, respectively, (including the $992,000 loss on firm sales commitments discussed above in footnote 3) associated with the start up of  the Pryor Facility that we are in the process of activating. For the nine and three months ended September 30, 2008, we incurred expenses of $1,344,000 and $425,000, respectively, associated with maintaining the Pryor Facility. These expenses are primarily included in SG&A for each respective period.

(8)
The amounts included in general corporate expenses and other business operations, net are not allocated to our Climate Control and Chemical Businesses since these items are not included in the operating results reviewed by our chief operating decision makers for purposes of making decisions as discussed above.

  LSB Industries, Inc.
Consolidated Balance Sheets
(unaudited)

	September 30, 2009	December 31, 2008
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$60,187	$46,204
Restricted cash	31	893
Short-term investments	10,000	-
Accounts receivable, net	68,254	78,846
Inventories:
Finished goods	23,773	30,679
Work in process	2,784	2,954
Raw materials	20,700	27,177
Total inventories	47,257	60,810
Supplies, prepaid items and other:
Prepaid insurance	849	3,373
Prepaid advertising	1,369	-
Prepaid current income taxes	1,375	-
Precious metals	14,118	14,691
Supplies	4,949	4,301
Other	2,166	1,378
Total supplies, prepaid items and other	24,826	23,743
Deferred income taxes	7,015	11,417
Total current assets	217,570	221,913

Property, plant and equipment, net	114,202	104,292

Other assets:
Debt issuance costs, net	1,831	2,607
Investment in affiliate	3,808	3,628
Goodwill	1,724	1,724
Other, net	1,892	1,603
Total other assets	9,255	9,562
	$341,027	$335,767

  (Continued on following page)

LSB Industries, Inc.
Consolidated Balance Sheets
(unaudited)
	September 30, 2009	December 31, 2008
	(In Thousands)
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$33,594	$43,014
Short-term financing	-	2,228
Accrued and other liabilities	28,523	39,236
Current portion of long-term debt	3,161	1,560
Total current liabilities	65,278	86,038

Long-term debt	100,367	103,600

Noncurrent accrued and other liabilities	10,549	9,631

Deferred income taxes	11,598	6,454

Contingencies

Stockholders’ equity:
Series B 12% cumulative, convertible preferred stock, $100 par value; 20,000 shares issued and outstanding	2,000	2,000
Series D 6% cumulative, convertible Class C preferred stock, no par value; 1,000,000 shares issued	1,000	1,000
Common stock, $.10 par value; 75,000,000 shares authorized, 25,368,270 shares issued (24,958,330 at December 31, 2008)	2,537	2,496
Capital in excess of par value	129,406	127,337
Accumulated other comprehensive loss	-	(120)
Retained earnings	41,044	19,804
	175,987	152,517
Less treasury stock at cost:
Common stock, 3,867,462 shares (3,848,518 at December 31, 2008)	22,752	22,473
Total stockholders' equity	153,235	130,044
	$341,027	$335,767